                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549



                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                              (Amendment No. 2)

                  Haagen Alexander Properties Incorporated
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
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                       (Title of class of securities)

                                  40443E100
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                               (CUSIP number)


Check the following box if a fee is being paid with this statement [x] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP No.       40443E100            13G                       Page 2 of 8 Pages

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      1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSONS
                    Morgan Stanley, Dean Witter, Discover & Co.
                    IRS # 39-314-5972
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      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]

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      3  SEC USE ONLY


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      4  CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.

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  NUMBER OF       5 SOLE VOTING POWER
   SHARES                           0
  BENEFICIALLY    -------------------------------------------------------------
  OWNED BY        6 SHARED VOTING POWER
    EACH                      423,100
  REPORTING       -------------------------------------------------------------
  PERSON WITH     7 SOLE DISPOSITIVE POWER
                                    0
                  -------------------------------------------------------------
                  8 SHARED DISPOSITIVE POWER
                              426,100
-------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     426,100
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     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        3.54%
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     12  TYPE OF REPORTING PERSON*
                    IA, CO
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                   * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP No.       40443E100            13G                       Page 3 of 8 Pages

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      1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                Morgan Stanley Asset Management Inc.
                IRS # 13-304-0307
-------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

-------------------------------------------------------------------------------
      3  SEC USE ONLY


-------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION
                The state of organization is Delaware.

-------------------------------------------------------------------------------
  NUMBER OF       5 SOLE VOTING POWER
   SHARES                          0
  BENEFICIALLY    -------------------------------------------------------------
  OWNED BY        6 SHARED VOTING POWER
    EACH                      268,600
  REPORTING       -------------------------------------------------------------
  PERSON WITH     7 SOLE DISPOSITIVE POWER
                                    0
                  -------------------------------------------------------------
                  8 SHARED DISPOSITIVE POWER
                              271,300
-------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 271,300
-------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    2.26%

-------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON*
                IA, CO
-------------------------------------------------------------------------------

                   * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP No.     40443E100              13G                      Page 4 of 8 Pages

Item 1 (a)    Name of Issuer

              Haagen Alexander Properties Incorporated

Item 1 (b)    Address of issuer's principal executive offices
              3500 Sepulveda Blvd.
              Box 10010
              Manhattan Beach, CA 90266-8510

Item 2 (a)    Name of person filing

              (a) Morgan Stanley, Dean Witter, Discover & Co.
              (b) Morgan Stanley Asset Management Inc.

Item 2 (b)    Principal business office

              (a) 1585 Broadway
                  New York, New York 10036

              (b) 1221 Avenue of the Americas
                  New York, New York 10020

Item 2 (c)    Citizenship

              Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)    Title of class of Securities

              Common Stock

Item 2 (e)    Cusip No.

              40443E100

 Item 3   (a) Morgan Stanley Dean Witter, Discover & Co. is (e) an Investment
              Adviser registered under section 203 of the Investment Advisers Act of 1940.

          (b) Morgan Stanley Asset Management Inc. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

 Item 4       Ownership

              Incorporated by reference to Items (5) - (9) and (11) of the cover page.

CUSIP No.      40443E100             13G                       Page 5 of 8 Pages



Item 5   Ownership of 5 Percent or Less of a Class

         (a) As of the date hereof, Morgan Stanley, Dean Witter, Discover & Co. has ceased to be the beneficial owner of more than five percent of the class of securities.

         (b) As of the date hereof, Morgan Stanley Asset Management Inc. has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6   Ownership of More than 5 Percent on Behalf of Another Person

         Inapplicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Inapplicable

Item 8   Identification and Classification of Members of the Group

         Inapplicable

Item 9   Notice of Dissolution of Group

         Inapplicable

Item 10  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.     40443E100               13G                      Page 6 of 8 Pages




                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date :          July 11, 1997

Signature :     /s/ DONALD P. RYAN
                ---------------------------------------------------------------

Name / Title :  Donald P. Ryan / Vice President Morgan Stanley
                Asset Management Inc.
                ---------------------------------------------------------------
                MORGAN STANLEY ASSET MANAGEMENT INC.

                July 11, 1997

Signature :     /s/ BRUCE BROMBERG
                ---------------------------------------------------------------

Name / Title :  Bruce Bromberg / Morgan Stanley & Co. Incorporated
                ---------------------------------------------------------------
                MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.




                       INDEX TO EXHIBITS                           PAGE
                       -----------------                           ----

EXHIBIT 1       Agreement to Make a Joint Filing                      7



EXHIBIT 2       Secretary's Certificate Authorizing Bruce Bromberg    8
                to Sign on behalf of Morgan Stanley, Dean Witter,
                Discover & Co.